UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2013

M/I HOMES, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-12434	31-1210837
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio	43219
(Address of principal executive offices)	(Zip Code)

(614) 418-8000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Concurrent Offerings of Convertible Notes and Common Shares

On March 11, 2013, M/I Homes, Inc. (the “Company”) completed its concurrent offerings of (1) $86,250,000 aggregate principal amount of its 3.0% Convertible Senior Subordinated Notes due 2018 (the “Notes”) and (2) 2,461,000 of its common shares (the “Shares”) at a price to the public of $23.50 per Share.

The Company will use approximately $50 million of the net proceeds of the concurrent offerings of the Notes and the Shares to redeem 2,000 of its outstanding 9.75% Series A Preferred Shares and intends to use the balance of the net proceeds of the concurrent offerings for general corporate purposes, which may include acquisitions of land, land development, home construction, repayment of indebtedness or dividends on, or further redemptions of, its 9.75% Series A Preferred Shares.

Convertible Notes Offering

Convertible Notes Underwriting Agreement

The offering of the Notes was consummated pursuant to the terms of an underwriting agreement, dated as of March 5, 2012 (the “Notes Underwriting Agreement”), by and among the Company, as issuer, certain subsidiaries of the Company, as guarantors (the “Guarantors”), and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule I thereto (collectively, the “Underwriters”).

Convertible Notes Indenture

The Notes were issued under an indenture, dated as of September 11, 2012 (the “Base Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a Supplemental Indenture, dated as of March 11, 2013, by and among the Company, the Guarantors and the Trustee (the “Supplemental Indenture”) (the Base Indenture and the Supplemental Indenture are collectively referred to as the “Indenture”). The Notes are fully and unconditionally guaranteed by all of the Company’s subsidiaries that, as of the date of issuance of the Notes, are guarantors under the Company’s outstanding 8.625% Senior Notes due 2018 and outstanding 3.25% Convertible Senior Subordinated Notes due 2017. The Notes will be senior subordinated unsecured obligations of the Company and will be guaranteed by the Guarantors on a senior subordinated unsecured basis.

The Notes will bear interest at a rate of 3.0% per year, payable semiannually in arrears on March 1 and September 1 of each year, beginning on September 1, 2013. The Notes will mature on March 1, 2018, unless earlier redeemed, purchased or converted. At any time prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date, holders may convert their Notes into the Company’s common shares. The conversion rate will initially equal 30.9478 of the Company’s common shares per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $32.31 per common share). The conversion rate will be subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued but unpaid interest.

On or after March 6, 2016, the Company may redeem for cash any or all of the Notes, except for the Notes that the Company is required to repurchase in connection with a fundamental change, if the last reported sale price of the Company’s common shares for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending within 10 trading days immediately prior to the date the Company provides the notice of redemption exceeds 130% of the applicable conversion price for the Notes on each applicable trading day. The redemption price for the Notes to be redeemed on any redemption date will equal 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, unless the redemption date falls after a record date but on or prior to the immediately succeeding interest payment date, in which case the Company will instead pay the full amount of accrued and unpaid interest, including any additional interest, to the holder of record as of the close of business on such record date and the redemption price will be 100% of the principal amount of Notes to be redeemed.

If a fundamental change occurs prior to the stated maturity date, holders of the Notes may require the Company to repurchase for cash all or any portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the fundamental change repurchase date, unless the fundamental change repurchase date falls after a record date but on or prior to the immediately succeeding interest payment date, in which case the Company will instead pay the full amount of accrued and unpaid interest, including any additional interest, to the holder of record as of the close of business on such record date and the fundamental change repurchase price will be 100% of the principal amount of notes to be redeemed.

The Notes and the Indenture contain customary events of default, including, without limitation: (i) failure to pay interest on the Notes for 30 days after becoming due; (ii) failure to deliver additional shares constituting the applicable increase in connection with a make-whole fundamental change or a notice of redemption for 10 business days past the applicable delivery date; (iii) failure to pay any principal on the Notes when due; (iv) failure to provide notice of the occurrence of a fundamental change when required; (v) failure to deliver the consideration due upon conversion of the Notes for 10 business days past the applicable settlement date; (vi) failure to repurchase the Notes at the option of a holder upon a fundamental change; (vii) failure to perform any other covenants or warranties in the Indenture for 30 days after receipt of written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding; (viii) failure to fulfill an obligation to pay indebtedness for borrowed money that results in the acceleration of, or a failure to pay at final maturity, indebtedness aggregating more than $25 million; (ix) entry of judgments against the Company or any of its restricted subsidiaries in excess of $25 million (to the extent not covered by insurance) that remain unstayed or unsatisfied for more than 60 days of being entered and are not being contested in good faith by appropriate proceedings; and (x) events of bankruptcy, insolvency or reorganization of the Company or any significant subsidiary.

If an event of default (other than events of default consisting of bankruptcy, insolvency or reorganization) has occurred and is continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal amount of the Notes then outstanding and interest, if any, accrued thereon (including additional interest, if any) to be due and payable immediately; provided, that, after such acceleration, but before a judgment or decree based on such acceleration, the holders of a majority in aggregate principal amount of the Notes then outstanding may rescind and annul such acceleration if all events of default, other than nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture; further provided, that upon the occurrence of an event of default consisting of a bankruptcy, insolvency or reorganization event, all outstanding Notes will become due and payable without further action or notice; and further provided, that upon an event of default consisting solely of the failure to file reports required by the Indenture, the sole remedy for such event of default for the period of 180 days after the occurrence of such event of default is the payment of additional interest.

Common Share Offering

Common Share Underwriting Agreement

The offering of the Shares was consummated pursuant to the terms of an underwriting agreement, dated as of March 5, 2013 (the “Common Share Underwriting Agreement”), by and between the Company, as issuer, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as representatives of the Underwriters.

Certain of the Underwriters in the public offerings described above and their affiliates have in the past performed commercial banking, investment banking and advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of certain of the Underwriters, including Wells Fargo Securities, LLC, are lenders, and in some cases agents or managers for the lenders under the Company’s $140 million secured revolving credit facility.

The foregoing description of the Notes Underwriting Agreement and the Common Share Underwriting Agreement is qualified in its entirety by reference to the full text of the Notes Underwriting Agreement and the Common Share Underwriting Agreement, which are attached hereto as Exhibit 1.1 and Exhibit 1.2, respectively, and are incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The disclosure required by this item is included in Item 1.01 under the caption “Convertible Notes Offering” and is incorporated herein by reference.

ITEM 8.01	OTHER EVENTS

On March 5, 2013, the Company issued a press release announcing its intention to offer the Notes and the Shares. A copy of this press release is attached hereto as Exhibit 99.1.

Also, on March 5, 2013, the Company issued a press release announcing the pricing of its offering of the Notes and the Shares. A copy of this press release is attached hereto as Exhibit 99.2.

Additionally, on March 11, 2013, the Company issued a press release announcing that that it will redeem two million of its outstanding depositary shares, each representing 1/1,000th of a 9.75% Series A Preferred Share of the Company on April 10, 2013 at a redemption price of $25 per depositary share plus accrued and unpaid dividends thereon (whether or not earned or declared) from March 15, 2013 to (but excluding) April 10, 2013. A copy of this press release is attached hereto as Exhibit 99.3.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Attached hereto as exhibits are agreements and other information relating to the offering of the Notes and Shares pursuant to the Registration Statement on Form S-3 (File No. 333-176088), filed with the Securities and Exchange Commission. The exhibits are expressly incorporated herein by reference.

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement, dated as of March 5, 2013, by and among the Company, the Guarantors, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several Underwriters named in Schedule I thereto, relating to the offer and sale of the Notes.

1.2	Underwriting Agreement, dated as of March 5, 2013, by and between the Company and J.P. Morgan Securities LLC and Citigroup Global Markets Inc. as representatives of the several Underwriters named in Schedule I thereto, relating to the offer and sale of Shares.

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding the validity of the Notes.

5.2	Opinion of Vorys, Sater, Seymour and Pease LLP regarding the validity of the Shares.

23.1	Consent of Vorys, Sater, Seymour and Pease LLP (included as part of Exhibit 5.1).

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included as part of Exhibit 5.2).

99.1	Press release dated March 5, 2013.

99.2	Press release dated March 5, 2013.

99.3	Press release dated March 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2013

M/I Homes, Inc.

By:	/s/ Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement, dated as of March 5, 2013, by and among the Company, the Guarantors, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several Underwriters named in Schedule I thereto, relating to the offer and sale of the Notes.

1.2	Underwriting Agreement, dated as of March 5, 2013, by and between the Company and J.P. Morgan Securities LLC and Citigroup Global Markets Inc. as representatives of the several Underwriters named in Schedule I thereto, relating to the offer and sale of Shares.

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding the validity of the Notes.

5.2	Opinion of Vorys, Sater, Seymour and Pease LLP regarding the validity of the Shares.

23.1	Consent of Vorys, Sater, Seymour and Pease LLP (included as part of Exhibit 5.1).

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included as part of Exhibit 5.2).

99.1	Press release dated March 5, 2013.

99.2	Press release dated March 5, 2013.

99.3	Press release dated March 11, 2013.